Terra Industries Inc. reports third quarter results
S U M M A R Y
Q3/07 vs. Q3/06 results:
•	Income from operations up $104 million, excluding impairment charges.

•	Revenues up $129 million, or 28%.

•	UAN selling prices up 61%.

•	AN sales volumes up 28%.
Outlook:
•	Projected grain inventories should encourage another year of strong planted acres of corn and wheat, which should lead to continued robust nitrogen demand.

•	Nitrogen prices should exhibit normal seasonal increases through the 2008 planting season.
Sioux City, Iowa (October 25, 2007)—Terra Industries Inc. (NYSE: TRA) announced today net income for the 2007 third quarter of $54.4 million ($.51 per share), up from net income of $10.3 million ($.10 per share) for the same period in 2006. The 2007 net income was reduced by previously announced impairment charges of $39.0 million (pretax) or $.24 per share for Terra’s Beaumont, Texas facility.
Terra reported 2007 third quarter operating income of $95.5 million, after impairment charges of $39.0 million, compared to operating income of $29.4 million for the 2006 third quarter.
For the 2007 first nine months, Terra posted net income of $132.2 million ($1.24 per share) on revenues of $1.8 billion. For the comparable 2006 period, Terra recorded a net loss of $7.4 million ($.12 per share) on revenues of $1.4 billion. The 2007 year-to-date net income was reduced $77.8 million (pretax), or $.47 per share, for losses on debt retirement and third quarter impairment charges.
Analysis of third quarter results
Revenues for the 2007 third quarter totaled $594 million compared to $465 million for the 2006 third quarter. The $129 million revenue increase from the prior year was mostly due to higher nitrogen selling prices. Ammonia, nitrogen solutions (UAN) and ammonium nitrate (AN) selling prices improved 8, 61 and 11 percent, respectively, over the same period of last year. Sales volumes also improved, with ammonia, UAN and AN volumes up 2, 8 and 28 percent, respectively, over last year. The improved selling prices and sales volumes reflect strong demand driven by significantly more U.S. acres of planted corn and increased dealer demand to ensure adequate supplies for the 2008 spring planting season.
Cost of sales for the 2007 third quarter increased by $20.4 million, or 5 percent, over the 2006 third quarter, due to higher North American natural gas costs and increased sales volumes. Third quarter equity earnings improved $4.8 million from 2006 due to improved operating rates at the Point Lisas Trinidad nitrogen facility.
Third quarter operating income was reduced $39.0 million for impairment charges to Terra’s Beaumont Texas facility, which the company expects to sell on or before Jan. 1, 2009.

Selling, general and administrative expense for the 2007 third quarter increased by $8.3 million over the 2006 third quarter, approximately $7.4 million of which was due to incentive and share-based compensation. There was no incentive compensation earned during 2006. Share-based compensation, which vests over three years, included the prior service effects of 2007 third quarter increases to the price of Terra’s common shares.
Analysis of year-to-date results
The $403 million year-to-date revenue improvement from 2006 to 2007 was mainly due to higher sales volumes and selling prices, driven by strong nitrogen products demand. For the period, UAN and AN sales volumes increased by 25 and 32 percent, respectively, over the 2006 first nine months. For the same period, UAN and AN selling prices increased by 34 and 8 percent, respectively.
The $262 million year-to-date operating income improvement from 2006 to 2007 was due to higher sales volumes and selling prices, and lower natural gas costs, partly offset by impairment losses and increased expenses for incentive and share-based compensation.
Forward natural gas position
Terra’s forward purchase contracts at Sept. 30, 2007, fixed prices for about 30 percent of its next 12 months’ natural gas needs at about $21.4 million above the published forward market prices at that date. Almost all of these forward price contracts support nitrogen sales commitments.
Cash balances and share buybacks
Cash balances totaled $360 million at Sept. 30, 2007. During the 2007 third quarter, Terra repurchased three million of its common shares for $68.2 million. Since announcing its authorization to repurchase up to 9.5 million of its outstanding common shares by June 30, 2008, Terra has repurchased 6.7 million shares.
CEO’s remarks
“We’re very pleased with Terra’s strong performance in a positive industry-wide environment in the third quarter,” said Terra President and CEO Michael Bennett. “We saw the expected seasonal declines in nitrogen selling prices, but continued strong demand reversed the trend and prices rose through the quarter.
“Our plants operated well during the third quarter, with no major disruptions.
“During the quarter, we announced the completion of two initiatives that we’ve been working on for some time,” Bennett said. “The first of these was the completion of our UK joint venture with Kemira GrowHow. Terra is now a 50 percent owner of this joint venture, GrowHow UK Limited, and we expect better performance from that business segment due to the synergies it will realize through the new combination.
“The second announcement involved Eastman Chemical Company’s exercise of their option to purchase our Beaumont, Texas, assets. We expect to close this sale on or before January 1, 2009.”
Bennett concluded, “As we look ahead, we are encouraged by forecasts for strong corn and wheat plantings driven by high prices for these nitrogen-intensive crops. Clearly, with our fundamental drivers aligning favorably, we remain quite positive about our outlook for the rest of this year and the 2008 first half.”
Conference call details
Terra management will conduct a conference call to discuss these third quarter results this afternoon at 3:00 ET. A live webcast of the conference call will be available from Terra’s website at www.terraindustries.com, and will be archived for playback for three months.

About Terra
Terra Industries Inc., with 2006 revenues of $1.8 billion, is a leading international producer of nitrogen products.
Forward-looking statements
This news release may contain forward-looking statements, which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about Terra Industries Inc.’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements is set forth in Terra Industries Inc.’s most recent report on Form 10-K and Terra Industries Inc.’s other documents on file with the Securities and Exchange Commission. Terra Industries Inc. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
# # #

Note:	Terra Industries’ news announcements are also available on its website, www.terraindustries.com.
(Tables follow.)

Terra Industries Inc.
Summarized Results of Operations
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands except per-unit amounts)	2007	2006	2007	2006

Revenues
Nitrogen products	$571,518	$442,612	$1,739,001	$1,355,574
Methanol	18,528	18,921	41,839	25,510
Other	3,669	3,248	8,976	6,135

	$593,715	$464,781	$1,789,816	$1,387,219

Costs and expenses
Cost of sales	442,879	422,523	1,405,098	1,337,210
Equity earnings of unconsolidated affiliates	(5,566)	(809)	(10,379)	(15,830)
Impairment of assets	38,964	—	38,964	—
Selling, general and administrative	21,935	13,679	67,186	38,395

Total costs and expenses	498,212	435,393	1,500,869	1,359,775

Operating income	95,503	29,388	288,947	27,444

Equity earnings	2,202	—	2,202	—
Interest income	4,709	2,091	11,078	5,499
Interest expense	(6,905)	(11,786)	(22,685)	(35,340)
Loss on early retirement of debt	—	—	(38,836)	—

Income (loss) before income taxes and minority interest	95,509	19,693	240,706	(2,397)

Income tax benefit (provision)	(29,985)	(6,000)	(74,742)	2,002
Minority interest	(11,144)	(3,352)	(33,720)	(7,000)

Net income (loss)	54,380	10,341	132,244	(7,395)

Income (loss) per common share
Basic	$.59	$.10	$1.41	$(.12)

Diluted	$.51	$.10	$1.24	$(.12)

Basic and diluted weighted average shares outstanding:
Basic	90,092	91,817	91,143	92,944
Diluted	105,946	93,405	106,899	92,944
Because of the seasonal nature and effects of weather-related conditions in several of Terra’s marketing areas, results of operations for any single reporting period should not be considered indicative of results for a full year.

Terra Industries Inc.
Summarized Financial Position
(in thousands)
(unaudited)

	September 30,
	2007	2006
Assets
Cash and cash equivalents	$360,478	$122,170
Accounts receivable	159,905	193,339
Inventories	126,154	160,191
Other current assets	13,067	26,158

Total current assets	659,604	501,858

Property, plant and equipment, net	435,103	722,952
Equity method investments	369,605	161,455
Deferred plant turnaround costs	35,029	40,577
Other assets	21,152	33,279

Total assets	$1,520,493	$1,460,121

Liabilities and Stockholders’ Equity
Customer prepayments	85,313	27,949
Other current liabilities	176,647	196,708

Total current liabilities	261,960	224,657

Long-term debt and capital lease obligations	330,000	331,300
Pension liability	38,041	112,729
Other liabilities	139,882	96,541
Minority interest	102,854	95,014

Total liabilities and minority interest	872,737	860,241

Series A preferred shares	115,800	115,800

Stockholders’ equity	531,956	484,080

Total liabilities and stockholders’ equity	$1,520,493	$1,460,121

Terra Industries Inc.
Summarized Cash Flows
(in thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Net income (loss)	$54,380	$10,340	$132,244	$(7,395)
Non-cash charges and credits:
Depreciation and amortization	26,697	26,163	81,057	78,859
Impairment of assets	38,964	—	38,964	—
Deferred income taxes	14,000	5,998	48,981	(2,002)
Minority interest	11,144	3,353	33,720	7,000
Distributions in excess of equity earnings	8,934	(809)	5,121	9,135
Non-cash loss on derivatives	(448)	1,202	176	2,775
Share-based compensation	3,157	1,968	16,838	4,285
Amortization of intangible and other assets	2,170	2,963	6,655	8,128
Loss on early retirement of debt	—	—	4,662	—
Change in assets and liabilities:
Accounts receivable	11,178	9,585	(29,242)	25,785
Inventories	1,280	8,598	49,472	36,592
Accounts payable and customer prepayments	40,689	10,931	(25,100)	(38,859)
Other assets and liabilities, net	(11,047)	(19,101)	20,391	(21,029)

Net cash flows from operating activities	201,098	61,191	383,939	103,274
Purchase of property, plant and equipment	(9,628)	(14,149)	(23,124)	(40,785)
Plant turnaround costs	(15,665)	(9,875)	(35,985)	(31,987)
Equity earnings	(2,202)	—	(2,202)	—
Return of investment in unconsolidated affiliates	—	—	—	9,660
Cash retained in UK joint venture	(17,249)	—	(17,249)	—
Proceeds from sale of property, plant and equipment	—	9,391	—	9,666
Debt issuance	—	—	330,000	—
Debt repayments	—	(4)	(331,300)	(34)
Payments for debt issuance costs	(5)	—	(6,403)	—
Distributions to minority interests	(13,840)	(4,244)	(25,554)	(4,244)
Changes in restricted cash	—	—	—	8,595
Payments under share repurchase program	(68,215)	(4,368)	(87,426)	(18,796)
Common stock issuance and vestings	(317)	—	89	363
Preferred share dividends paid	(1,275)	(1,275)	(3,825)	(3,825)
Other	826	260	501	3,917

Increase (Decrease) in cash and short-term investments	73,528	36,927	181,461	35,804
Cash and short-term investments at beginning of period	286,950	85,243	179,017	86,366

Cash and short-term investments at end of period	$360,478	$122,170	$360,478	$122,170

Terra Industries Inc.
Summarized Information
(volumes in thousands)
Volumes and Prices

	Three Months Ended September 30,
	2007		2006
	Sales	Average	Sales	Average
	Volumes	Unit Price[1]	Volumes	Unit Price[1]
Ammonia (tons)	477	$304	466	$281
Nitrogen solutions (tons)	1,113	208	1,031	129
Urea (tons)	24	298	32	236
Ammonium nitrate (tons)	413	250	323	226
Methanol (gallons)	6,238	.85	6,803	.90

Natural gas costs[2]
North America	$7.12		$6.20
United Kingdom	$4.83		$6.83

	Nine Months Ended September 30,
	2007		2006
	Sales	Average	Sales	Average
	Volumes	Unit Price[1]	Volumes	Unit Price[1]
Ammonia (tons)	1,465	$328	1,417	$320
Nitrogen solutions (tons)	3,497	191	2,799	143
Urea (tons)	88	305	116	267
Ammonium nitrate (tons)	1,164	244	879	226
Methanol (gallons)	24,798	1.05	11,560	.89

Natural gas costs[2]
North America	$6.95		$7.36
United Kingdom	$4.65		$7.52

[1]	After deducting outbound freight costs

[2]	Per MMBtu. Includes all transportation and other logistical costs and any gains or losses on financial derivatives related to natural gas purchases.
Because of the seasonal nature and effects of weather-related conditions in several of its marketing areas, results of operations for any single reporting period should not be considered indicative of results for a full year.